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Ryder System, Inc.
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The following letter supplements information contained in Ryder System’s Definitive Proxy Statement dated March 17, 2014. In connection with Ryder’s Annual Meeting of Shareholders on May 2, 2014, Ryder is communicating the information below to its shareholders commencing on April 21, 2014.

April 21, 2014
Dear Shareholder:
By now, you should have received our Notice of 2014 Annual Meeting of Shareholders and Proxy Statement (the “proxy statement”). You can also view our proxy statement at: https://www.proxyvote.com.
We are writing to inform you that Ryder and our Board of Directors (the “Board”) strongly disagree with Institutional Shareholder Services’ (“ISS”) recent proxy report regarding proposals to be voted on at Ryder’s Annual Meeting of Shareholders to be held on May 2, 2014, and specifically their recommendation to withhold votes from our director nominees.
In 2013, Ryder received an advisory shareholder proposal from John Chevedden to eliminate all supermajority voting provisions in our Articles and By-Laws. The proposal received the favorable vote of 49% of the shares outstanding and 60% of the votes cast. In response, we are proposing to remove 8 of the 9 current supermajority provisions.
We are particularly troubled by ISS’s recommendation to withhold votes from our director nominees, in light of the Board’s substantial response to the shareholder proposal and given:

•	Ryder’s well documented and long history of responsiveness to shareholder concerns;

•	Our commitment to good governance practices;

•	The best financial performance in our 81 year history, reflected in our record revenue and earnings per share last year; and

•	Our steadily rising share price, including recent record highs.
The Board is requesting your support on Proposal 1, Election of Directors, and unanimously recommends a vote FOR the election of all persons nominated by the Board.
As you may be aware, Glass Lewis and Egan-Jones, two well-known proxy advisory firms, have recommended positive votes in line with the recommendations of the Board on all proposals. However, in contrast to Glass Lewis and Egan-Jones, ISS recommended a “withhold” vote from the Board’s director nominees “for the board’s failure to respond appropriately to a shareholder proposal”.
Withholding votes for Ryder’s director nominees is an excessive reaction and unjustifiable response from ISS given that the Board is proposing to remove 8 of the 9 current supermajority provisions in response to the shareholder proposal.
Contrary to ISS’s characterizations of the Board’s actions as unresponsive, the Board has presented proposals (which ISS recommends) to eliminate supermajority provisions in our Articles and By-Laws regarding the following: (1) fixing the number of directors, (2) board classification provisions, (3) shareholder nomination of director candidates, (4) board vacancies, (5) the removal of directors, (6) shareholder amendments to our By-Laws (contained in our By-Laws), (7) amendments to certain provisions of our By-Laws (contained in our Articles) and (8) certain business combinations with interested shareholders. The Board’s active and carefully considered response followed an extensive shareholder engagement effort by the Board and management to fully understand our shareholders’ perspectives on the 2013 shareholder proposal.
Disappointingly, ISS has focused, not on the significant changes the Board is recommending in response to the shareholder proposal, but on the single supermajority provision (relating to amending the provisions of Ryder’s Articles and By-Laws governing action by written consent) that the Board determined was in the best interests of Ryder and its shareholders to retain. After conducting thorough analysis, receiving input from many of our shareholders and after careful consideration, the Board unanimously concluded that action by written consent is simply not in the best interests of the Company and our shareholders, as reinforced by the following:

•
Many of our largest shareholders made clear to the Board and management during our outreach effort that they believe, as does the Board, that the ability to act by written consent may be opportunistically misused to disadvantage other shareholders without the notice and disclosure requirements applicable to shareholder meetings, which are more likely to assure full participation and transparent debate.

•
Ryder’s By-Laws provide our shareholders with the ability to call a special meeting with only 10% of outstanding shares (ISS’s preferred threshold) and, as even ISS acknowledges in its report, with “no material restrictions”. This right provides our shareholders with a meaningful and accessible tool to fully voice, share and debate their concerns and, in that more considered context, to undertake voting on the matter at hand.

ISS also significantly mischaracterizes Ryder’s default voting standard of a majority of outstanding shares - a generally applicable standard that has been an expressly stated cornerstone of Ryder’s By-Laws for 38 years - as a means for “blocking amendments that are in shareholders’ best interests”. To the contrary, this voting standard is a reflection of a long-standing principle underlying Ryder’s corporate governance, and the Board’s long-held belief, that our shareholders’ interests are best served when fundamental corporate changes reflect an appropriately broad consensus. This is also the same standard that our management and the Board have equally held themselves to when putting forth management proposals to our shareholders, including with respect to the approval of Ryder equity and incentive compensation plans. We believe it is disingenuous and unfair for ISS to raise this issue as a negative factor supporting their withhold recommendation when ISS has never previously communicated their disapproval for the standard with respect to any of the Company’s past proposals.
ISS, without any factual basis for their claim, also suggests that the Board’s and management’s shareholder outreach effort was somehow lacking. Let us be clear: Ryder and the Board take pride in our history of considered responsiveness to shareholder initiatives and our ongoing, proactive shareholder engagement efforts. In determining how to best respond to the 2013 shareholder proposal, the Board and management, among other things, contacted our top 70 shareholders (representing well over 70% of shares outstanding) and met face-to-face with many of our largest shareholders (representing over 30% of shares outstanding) regarding their policies and opinions on supermajority voting, written consent and special meeting provisions. We discussed with our largest shareholders the Board’s proposed response to the 2013 shareholder proposal, conducted extensive benchmarking of other companies’ responses to similar proposals, and dedicated a significant amount of Board and Board Committee time to thoroughly analyzing and developing a tailored response that would best serve our shareholders.
The Board believes that good corporate governance is critical to ensuring that Ryder is managed for the long-term benefit of our shareholders. Among other things, (1) our shareholders have an unfettered right to call special meetings at a 10% threshold, (2) we have adopted a majority vote standard for director elections, (3) Ryder does not have in place a shareholder rights plan, (4) far from being entrenched, our eleven person Board is comprised of ten independent directors and includes four members who have joined the Board within the last three years, and (5) Ryder is in the process of implementing an annually elected Board.
In direct response to a 2012 shareholder proposal, the Board at the 2013 Annual Meeting proposed the elimination of its classified structure beginning in 2016 because the Company was in the midst of a CEO transition.  The proponent of the 2012 shareholder proposal agreed to the timing, as did the large shareholders with whom we shared this rationale before the Board recommended this approach to all shareholders.  The proposal received overwhelming shareholder support.  ISS now relies on this perceived “delay” as a basis for its withhold vote this year.  We believe that the approach of working with our shareholders to tailor the right governance solution for our Company’s individual situation should be highly praised by ISS, rather than cited as a basis for withholding votes from director nominees.
Each of the director nominees has contributed significantly to the continued success of our business, including all-time record revenue and earnings per share performance in 2013 and as reflected in our steadily rising share price, which reached record highs in 2014. The Board firmly believes that the experience and skills of each of our accomplished, highly-qualified nominees will continue to contribute immensely to our success and ongoing drive to maximize shareholder value going forward.
Given outstanding Company performance, a longstanding history of Board responsiveness to shareholder concerns, and broad shareholder engagement in developing the Board’s response to the 2013 shareholder proposal, the Board finds ISS’s withhold recommendation against the interests of the very shareholders it purports to advise.
Our Board of Directors unanimously recommends a vote FOR the election of all persons nominated by the Board.

Sincerely,
/s/ E. Follin Smith
Lead Independent Director and Chair of the Corporate Governance and Nominating Committee
/s/ Robert E. Sanchez
Chair of the Board of Directors

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